Exhibit 99.1
PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Q1 EPS of $0.57, up 39% over Q1 2008
HIGHLIGHTS
•	Q1 2009 operating profit up 36% over Q1 2008

•	Comparable system-wide bakery-cafe sales increased 0.7% in Q1 2009

•	Q1 2009 Company-owned new unit AWS of $41,922

•	Q2 2009 EPS target set at $0.62 to $0.66 (up 19% to 27% versus Q2 2008)

•	FY 2009 EPS target re-affirmed at $2.55 to $2.71 (up 15% to 22% versus FY 2008)
St. Louis, MO, April 28, 2009 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $17 million, or $0.57 per diluted share, for the first quarter ended March 31, 2009, which included the impact of a $0.01 per diluted share charge for the write-off of smallwares related to the rollout of new china. These results compare to net income of $12 million, or $0.41 per diluted share, for the first quarter ended March 25, 2008.
The Company’s first quarter consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	March 31, 2009	March 25, 2008	Change

Total revenue	$320,709	$304,978	5%
Net income	$17,432	$12,440	40%
Diluted earnings per share	$0.57	$0.41	39%
Shares used in diluted EPS	30,737	30,177
First Quarter Fiscal 2009 Business Review
Comparable Bakery-Cafe Sales Growth
In the first quarter of fiscal 2009, comparable system-wide bakery-cafe sales increased 0.7% versus the comparable period in fiscal 2008 (0.3% in Company-owned and 1.0% in franchise-operated comparable bakery-cafes). These first quarter comparable sales results were impacted positively by approximately 0.5% from the shift of the Easter holiday from the first quarter of fiscal 2008 to the second quarter of fiscal 2009. Thus, excluding the impact of the Easter shift the Company experienced essentially flat comparable bakery-cafe sales growth for the first quarter of fiscal 2009. Similarly, net of the impact from the Easter shift, the Company and its franchisees experienced essentially flat comparable bakery-cafe sales growth in the first several weeks of the second quarter of fiscal 2009.
The comparable Company-owned bakery-cafe sales growth of 0.3% in the first quarter of fiscal 2009 included the following year-over-year components: transaction decline of (1.6)% and average check growth of 1.9%. Average check growth in turn was comprised of retail price increases of 4.0% and negative mix impact of (2.1)%.

In terms of the Company’s core operating metrics relative to original expectations, the Company experienced less average check growth than expected as a result of weakness in year-over-year sales in the Company’s high average-check catering business. On the other hand, the Company performed significantly better than expected on its transaction metric as a result of the success of the Company’s first quarter 2009 breakfast initiatives. The net impact of these countervailing forces was that the Company’s overall comparable bakery-cafe sales growth (the best measure for gross profit dollar growth) was in-line with its original targets.
Operating Margin Improvement
In the first quarter of fiscal 2009, the Company generated operating margin improvement of approximately 200 basis points compared to the first quarter of fiscal 2008. This was primarily a result of the year-over-year benefits in wheat costs and franchise dough price increases implemented in fiscal 2008, the Company’s continuing category management initiatives, and favorable comparisons against one-time charges in the first quarter of fiscal 2008.
New Unit AWS and Development
In the first quarter of fiscal 2009, average weekly sales (“AWS”) for Company-owned new units improved to $41,922 compared to $39,083 in the first quarter of fiscal 2008. A schedule of the Company’s first quarter fiscal 2009 AWS is attached as Schedule II.
During the first quarter of fiscal 2009, the Company and its franchisees opened 14 new bakery-cafes system-wide, resulting in 1,335 bakery-cafes open system-wide as of March 31, 2009. The breakdown of Company-owned and franchise-operated bakery-cafes is as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of December 30, 2008	562	763	1,325
Bakery-cafes opened	4	10	14
Bakery-cafes closed	(2)	(2)	(4)

Bakery-cafes as of March 31, 2009	564	771	1,335
Full Year and Second Quarter 2009 Outlook
Re-Affirming Full Year Fiscal 2009 Targets
The Company today is re-affirming its earnings per diluted share target for fiscal year 2009 at $2.55 to $2.71 per diluted share, compared to earnings per diluted share of $2.22 in fiscal year 2008. If the Company meets its target, it would generate diluted earnings per share growth of 15% to 22% in fiscal year 2009. The fiscal year 2009 diluted earnings per share target includes the following key assumptions adjusted to reflect a change in view on transaction and mix targets:
Comparable Bakery-Cafe Sales Growth
The Company’s fiscal year 2009 target for comparable Company-owned bakery-cafe sales growth is reaffirmed at 0.5% to 2.5%; however, the Company adjusted its view regarding the components that make up this target. Consistent with the trend the Company saw in the first quarter of fiscal 2009 (significantly better transaction loss and weaker average check growth than targeted), the Company is revising its outlook for the components of its fiscal 2009 comparable bakery-cafe sales growth target to transaction decline of negative (1.5)% to (0.5)% and average check growth of 2.0% to 3.0%, with average check consisting of a year-over-year price target of approximately 3.0% (unchanged from prior targets) and a mix impact target of negative (1.0)% to 0.0%.

Operating Margin Improvement
The Company continues to target approximately 75 to 125 basis points of operating margin improvement in fiscal year 2009.
New Unit AWS and Development
The current state of the commercial real estate industry has already disrupted several planned openings for fiscal 2009 and placed others at risk. Given these conditions, the Company now expects to be at or below the low end of its prior target of 80 to 90 new unit openings system-wide in fiscal 2009. The Company continues to target AWS for Company-owned new units at $36,000 to $38,000.
Second Quarter 2009 Targets
Diluted EPS Target
For the second quarter of fiscal 2009, the Company is targeting earnings per diluted share of $0.62 to $0.66 versus $0.52 per diluted share in the second quarter of fiscal 2008. If the Company meets this target, diluted earnings per share will grow 19% to 27% in the second quarter of fiscal 2009 versus the second quarter of fiscal 2008. This second quarter of fiscal 2009 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The second quarter of fiscal 2009 target assumes comparable Company-owned bakery-cafe sales decline of negative (1.0)% to 0.0%, consisting of transaction declines of between negative (2.0)% to (1.0)% and average check growth of approximately 1.0% (which in turn consists of an approximately 3.0% year-over-year price increase target and a negative mix impact target of approximately (2.0)%). Both the comparable bakery-cafe sales and the transaction targets assume (0.5)% of negative impact from the Easter shift.
Operating Margin Improvement
In the second quarter of fiscal 2009, the Company is targeting 75 to 125 basis points of improvement in operating margin as a byproduct of both its category management and cost initiatives and the expected year-over-year benefit in wheat and fuel costs.
New Unit AWS and Development
The Company is targeting approximately 10 to 14 system-wide new unit openings in the second quarter of fiscal 2009 with AWS for Company-owned new units consistent with its full year target of $36,000 to $38,000.

Concluding Comment
Chairman and Chief Executive Officer Ron Shaich commented: “We are very pleased to report 39% earnings growth in Q1. Our hugely successful Share the Warmth celebration in late January drove increased transactions in our breakfast business throughout the quarter and helped offset the weakness we experienced in our catering business due to the recession. In sum, our success in Q1 leaves us confident we’ll be able to hit our 2009 target of 15% to 22% earnings growth.”
Notes
The Company will discuss first quarter results, as well as full year and second quarter fiscal 2009 targets and business outlook in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 29, 2009. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.
Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,264 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of March 31, 2009. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Canada, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Cafe, Inc., owner and franchisor of 71 bakery-cafes as of March 31, 2009.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; changes in consumer spending habits as a result of an extended economic downturn; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with acquisitions; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 30, 2008 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 31, 2009	March 25, 2008
Revenues:
Bakery-cafe sales	$272,882	$260,446
Franchise royalties and fees	18,627	17,435
Fresh dough sales to franchisees	29,200	27,097

Total revenue	320,709	304,978
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	80,991	79,328
Labor	89,541	84,747
Occupancy	23,272	21,408
Other operating expenses	36,180	33,331

Total bakery-cafe expenses	229,984	218,814
Fresh dough cost of sales to franchisees	24,779	25,930
Depreciation and amortization	16,419	16,139
General and administrative expenses	20,401	21,819
Pre-opening expenses	340	1,127

Total costs and expenses	291,923	283,829

Operating profit	28,786	21,149
Interest expense	166	1,030
Other (income) expense, net	(318)	(146)

Income before income taxes	28,938	20,265
Income taxes	10,911	7,464

Net income	18,027	12,801
Less: net income attributable to noncontrolling interest	595	361

Net income attributable to Panera Bread Company	$17,432	$12,440

Earnings per common share attributable to Panera Bread Company:
Basic	$0.57	$0.42

Diluted	$0.57	$0.41

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,388	29,917

Diluted	30,737	30,177

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 31, 2009	March 25, 2008

Revenues:
Bakery-cafe sales	85.1%	85.4%
Franchise royalties and fees	5.8	5.7
Fresh dough sales to franchisees	9.1	8.9

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.7%	30.5%
Labor	32.8	32.5
Occupancy	8.5	8.2
Other operating expenses	13.3	12.8

Total bakery-cafe expenses	84.3	84.0
Fresh dough cost of sales to franchisees (2)	84.9	95.7
Depreciation and amortization	5.1	5.3
General and administrative expenses	6.4	7.2
Pre-opening expenses	0.1	0.4

Total costs and expenses	91.0	93.1

Operating profit	9.0	6.9
Interest expense	0.1	0.3
Other (income) expense, net	(0.1)	—

Income before income taxes	9.0	6.6
Income taxes	3.4	2.4

Net income	5.6%	4.2%
Less: net income attributable to noncontrolling interest	0.2	0.1

Net income attributable to Panera Bread Company	5.4%	4.1%

(1)	As a percentage of Company-owned bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2008	2007	2006	2005
AWS	$39,239	$38,668	$39,150	$38,318

	2009 Company-Owned AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	4	35	525	564
Q1 09	$41,922	$36,294	$37,437	$37,380
Q2 09
Q3 09
Q4 09
2009 YTD	$41,922	$36,294	$37,437	$37,380

	2009 Franchise-Operated AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	10	67	694	771
Q1 09	$35,001	$33,726	$39,746	$39,190
Q2 09
Q3 09
Q4 09
2009 YTD	$35,001	$33,726	$39,746	$39,190

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-7.1%	0.3%	0.1%	0.3%
Q2 09	N/A
Q3 09	N/A
Q4 09	N/A
2009 YTD	N/A	-7.1%	0.3%	0.1%	0.3%

(a)	Change in Company-owned AWS in 2009 from 2008 compares 35 bakery-cafes in 2009 against 14 bakery-cafes at the end of the first quarter of 2008.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (b)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-2.8%	0.9%	-0.4%	1.0%
Q2 09	N/A
Q3 09	N/A
Q4 09	N/A
2009 YTD	N/A	-2.8%	0.9%	-0.4%	1.0%

(b)	Change in Franchise-operated AWS in 2009 from 2008 compares 67 bakery-cafes in 2009 against 13 bakery-cafes at the end of the first quarter of 2008.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 09	4	10	14	Q1 08	14	13	27
Q2 09				Q2 08	6	13	19
Q3 09				Q3 08	7	17	24
Q4 09				Q4 08	8	24	32
2009 YTD	4	10	14	2008 YTD	35	67	102
AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months. Comparable bakery-cafe sales also exclude the impact from Paradise bakery-cafes.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended
	January 27, 2009	March 3, 2009	March 31, 2009	March 31, 2009
Company-owned	-2.0%	1.1%	1.4%	0.3%
Franchise-operated	-1.0%	1.5%	2.3%	1.0%
System-wide	-1.4%	1.3%	2.0%	0.7%
We include in this release information on Company-owned, franchise-operated and system-wide comparable bakery-cafe sales percentages. Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. Comparable system-wide bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes. Comparable bakery-cafe sales exclude closed locations and Paradise bakery-cafes.